RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Leon Kopyt
Pennsauken, NJ 08109	info@rcmt.com	Chairman, President & CEO
	www.rcmt.com	Kevin D. Miller
Chief Financial Officer

P R E S S   R E L E A S E

RCM TECHNOLOGIES, INC. ANNOUNCES
2012 FOURTH QUARTER AND YEAR-END RESULTS

Pennsauken, NJ – February 20, 2013 -- RCM Technologies, Inc. (NASDAQ: RCMT) today announced financial results for the thirteen and fifty-two week periods ended December 29, 2012.

The Company announced revenues of $37.0 million for the thirteen week period ended December 29, 2012, increased from $35.0 million for the thirteen week period ended December 31, 2011 (comparable prior year period).  The Company had operating income of $1.3 million for the thirteen week period ended December 29, 2012 as compared to $2.2 million for the comparable prior year period.  Net income for the thirteen week period ended December 29, 2012 was $1.0 million, or $0.09 per diluted share, as compared to net income of $1.1 million, or $0.09 per diluted share, for the comparable prior year period.

The Company announced revenues of $145.8 million for the fifty-two week period ended December 29, 2012, increased from $143.8 million for the fifty-two week period ended December 31, 2011 (comparable prior year period).  The Company had operating income of $5.2 million for the fifty-two week period ended December 29, 2012 as compared to $7.0 million for the comparable prior year period.  Net income for the fifty-two week period ended December 29, 2012 was $3.2 million, or $0.26 per diluted share, as compared to net income of $4.3 million, or $0.33 per diluted share, for the comparable prior year period.

On December 27, 2012, the Company paid to stockholders of record on December 20, 2012 a one-time special cash dividend of $1.00 per share of common stock, for a total of approximately $12.3 million.  Approximately 14.5% of the one-time special dividend was treated as an ordinary taxable dividend and the approximate balance of 85.5% was treated as a return of capital for recipients.  The Company also accrued $1.00 per share on 350,000 unvested restricted stock units.

The Company announced that during the fifty-two week period ended December 29, 2012, the Company repurchased 866,070 shares of its common stock under its existing share repurchase plan for an aggregate cost of $4.7 million at an average purchase price of $5.43 per share.  The Company’s Board of Directors approved a share repurchase plan of up to $7.5 million of the Company’s outstanding shares of common stock in February 2010, and subsequently extended the plan through February 2013.  As of January 4, 2013, the Company had completed the plan by purchasing a total of 1,473,306 shares under the plan for an aggregate cost of $7.5 million at an average purchase price of $5.09 per share.

Leon Kopyt, Chairman and CEO of RCM, commented: “Given the significant dislocation caused by Superstorm Sandy in several of the geographic markets we serve, we are pleased with our fourth quarter results.  We estimate that we lost close to $1 million in revenues in the aggregate from our Information Technology and Specialty Health Care segments as a result of the storm.  Looking forward, we are excited about 2013 and believe all three of our segments will show improved operating income in fiscal 2013 as compared to fiscal 2012.

With the fourth quarter’s special one-time dividend, we demonstrated our continuing commitment to taking swift and decisive action to deliver value to our shareholders without compromising our strong balance sheet, financial flexibility and strategic growth trajectory, or our ability to continue investing in our business. We remain committed to continuing to explore further actions to enhance shareholder value.  We have returned close to $20 million in capital to our shareholders over the past several years as we exhausted our $7.5 million repurchase pool in early January 2013 and issued a $12.3 million cash dividend in late December 2012.  We are excited that despite returning approximately $12.3 million to our shareholders through this dividend, our market capitalization as of February 19, 2013 of $69.2 million is at virtually the identical level it was just before we announced the dividend.”

About RCM
RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services. RCM is an innovative leader in the delivery of these solutions to commercial and government sectors.  RCM is also a provider of specialty healthcare services to major health care institutions and educational facilities. RCM’s offices are located in major metropolitan centers throughout North America.  Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements.  These statements often include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” “plan,” “seek,” “could,” “can,” “should” or similar expressions.  These statements are based on assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances.  Forward looking statements include, but are not limited to, those relating to demand for the Company’s services, expected demand for our services and expectations regarding our revenues, the Company's ability to continue to utilize goodwill, to continue to increase gross margins, to achieve and manage growth, to develop and market new applications and services, risks relating to the acquisition and integration of acquired businesses, the ability of the Company to consummate acquisitions as to which it executes non-binding letters of intent, demand for new services and applications, timing of demand for services, industry strength and competition and general economic factors.  Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission.

Tables to Follow

RCM Technologies, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
 (In Thousands, Except Share and Per Share Amounts)

	Thirteen Week Periods Ended
	December 29, 2012	December 31, 2011
Revenues	$37,019	$35,032
Cost of services	26,920	24,904
Gross profit	10,099	10,128
Selling, general and administrative	8,401	7,659
Depreciation and amortization	368	282
Operating income	1,330	2,187
Other income (expense), net	84	(83)
Income before income taxes	1,414	2,104
Income tax expense	385	967
Net income	$1,029	$1,137

Diluted net income per share data	$0.09	$0.09

	Fifty-Two Week Periods Ended
	December 29, 2012	December 31, 2011
Revenues	$145,817	$143,811
Cost of services	106,102	103,075
Gross profit	39,715	40,736
Selling, general and administrative	33,166	32,578
Depreciation and amortization	1,321	1,149
Operating income	5,228	7,009
Other income (expense), net	102	(78)
Income before income taxes	5,330	6,931
Income tax expense	2,103	2,653
Net income	$3,227	$4,278

Diluted net income per share data	$0.26	$0.33

RCM Technologies, Inc.
Summary Consolidated Selected Balance Sheet Data
 (In Thousands)

	December 29, 2012	December 31, 2011
Cash and cash equivalents	$14,123	$28,417
Accounts receivable, net	$43,706	$39,031
Total current assets	$70,345	$73,229
Total assets	$84,548	$86,178
Total current liabilities	$25,063	$14,290
Total liabilities	$25,776	$14,517
Treasury stock (1,457,856 and 591,786 shares) at cost	($7,417)	($2,713)
Stockholders’ equity	$58,772	$71,661
Stockholder’s equity less goodwill and intangible assets	$48,895	$64,132

RCM Technologies, Inc.
Condensed Consolidated Statements of Cash Flows
 (Unaudited)
(In Thousands)

	Thirteen Week Periods Ended
	December 29, 2012	December 31, 2011
Net income	$1,029	$1,137
Adjustments to reconcile net income to cash used in operating activities	500	886
Changes in operating assets and liabilities
Accounts receivable	(5,584)	(570)
Transit accounts receivable	(6,677)	2,788
Prepaid expenses and other current assets	(9)	98
Accounts payable and accrued expenses	597	(217)
Transit accounts payable	8,077	(5,163)
Accrued payroll and related costs	(1,478)	(2,611)
Income taxes payable	(339)	279
Total adjustments	(4,913)	(4,510)
Cash used in operating activities	($3,884)	($3,373)

Net cash used in investing activities	(197)	(74)
Net cash used in financing activities, principally from cash dividend paid	(12,016)	(650)
Effect of exchange rate changes	8	(64)
Decrease in cash and cash equivalents	($16,089)	($4,161)

	Fifty-Two Week Periods Ended
	December 29, 2012	December 31, 2011
Net income	$3,227	$4,278
Adjustments to reconcile net income to cash provided by operating activities	2,253	2,289
Changes in operating assets and liabilities
Accounts receivable	(4,693)	2,005
Transit accounts receivable	(6,981)	(3,029)
Prepaid expenses and other current assets	160	(411)
Accounts payable and accrued expenses	370	(939)
Transit accounts payable	8,958	3,030
Accrued payroll and related costs	376	(1,097)
Income taxes payable	(106)	344
Total adjustments	337	2,192
Cash provided by operating activities	$3,564	$6,470

Net cash used in investing activities	(1,848)	(418)
Net cash used in financing activities	(15,999)	(2,226)
Effect of exchange rate changes	(11)	(113)
(Decrease) increase in cash and cash equivalents	($14,294)	$3,713